Exhibit 10.5

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4)

and 240.24b-2

January 28, 2015

AstraZeneca AB

S-431 83,

Mölndal, Sweden

Attention: Marcus Schindler

Re: Payment and Responsibilities for […***…] Studies and Manufacture of Phase 1 Clinical miR-103/107 Product

Dear Marcus:

This letter will confirm our discussions and agreement regarding the respective responsibilities and payment obligations of Regulus and AstraZeneca concerning […***…] studies and Manufacturing of clinical Product for Phase 1 in the miR103/107 program.

Listed in Exhibit A, attached hereto, are the […***…] studies and the API Manufacturing activities necessary for such studies related to the miR-103/107 program and their anticipated cost. AstraZeneca and Regulus agree the studies and API Manufacturing activities will be managed by Regulus.

Regulus and AstraZeneca will each pay fifty percent (50%) of the total costs for activities set forth on Exhibit A. Any change in the scope of the activities set forth on Exhibit A shall also be borne on a fifty-fifty basis. It is anticipated that changes to the activities set forth in Exhibit A may be requested from time to time. Any change which will result in a […***…] increase in the cost of any activity will only be made upon the written consent of each party’s chairperson for the JSC, however all changes which result in an increase in cost will be agreed within the Joint Project Team (JPT).

In order to fund fifty percent of the activities in Exhibit A, within thirty (30) Business days of the above date and receipt of an invoice, AstraZeneca shall advance fifty percent of the costs which are anticipated to be incurred during the current calendar quarter. Regulus shall make timely payments for the studies and API Manufacturing activities as they become due utilizing the AstraZeneca advanced funds, on a fifty-fifty basis. At least forty-five (45) Business Days before the end of each subsequent calendar quarter, and until all agreed upon activities have been completed, Regulus shall provide an estimate of the amounts expected to be paid in the following calendar quarter. AstraZeneca shall pay within 45 business days upon receipt of an invoice for such estimates. In addition, at the end of each calendar quarter, Regulus shall provide to AstraZeneca an accounting of the payments made for the activities, along with supporting documentation. Upon completion of the activities set forth in Exhibit A, and settlement of all related due and payable invoices, Regulus shall provide a final reconciliation of all

***Confidential Treatment Requested

amounts paid for the activities. If a balance is due to Regulus, AstraZeneca shall pay such balance within forty-five (45) Business Days of receipt of the invoice for the final reconciliation. Otherwise, Regulus shall refund any funds remaining to AstraZeneca with the final reconciliation.

Set forth in Exhibit B are the agreed upon Manufacturing activities and cost thereof necessary to support the first Phase 1 study Product. The parties agree that Regulus will manage these activities with the manufacturer with input from the JSC. The parties also agree that Regulus will be reimbursed as set forth in Section 4.1 of the Collaboration and License Agreement. If, however, the activities listed on Exhibit B are delayed or cancelled and such delay or cancellation results in charges to Regulus, the Parties agree they will each bear fifty percent of the charges attributable to the cancellation or delay.

In order to fund the activities set forth in Exhibit B, AstraZeneca shall pre-fund […***…] of the cost of the anticipated Product activities for each calendar quarter as set forth above and the parties shall follow the same reimbursement and documentation structure.

Any capitalized terms herein shall be governed by the terms of the Collaboration and License Agreement.

Please confirm your agreement with the above terms by returning a signed copy of this letter to my attention.

Sincerely,

/s/ Neil W. Gibson, Ph.D.

Neil W. Gibson, Ph.D.
Chief Scientific Officer

Signed and Agreed on behalf of AstraZeneca AB:

/s/ Jan-Olof Jacke

Name:	Jan-Olof Jacke (on behalf of Marcus Schindler)

Title:	President

Date:	1/30/2015

***Confidential Treatment Requested

EXHIBIT A

[…***…]

***Confidential Treatment Requested

EXHIBIT B

[…***…]

***Confidential Treatment Requested